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Exhibit 12.  Statement re:
Computation of Ratio of Earnings to Fixed Charges

                                            Year Ended    Six Months Ended
                                           December 31,    December 31,        Year Ended June 30,
                                           --------------------------------------------------------------
                                              1997          1996 (1)        1996       1995       1994
                                           --------------------------------------------------------------
                                                              (Dollars in thousands)
Inclusive of interest on deposits:
Earnings:
Pre-tax income                                 60,655         28,593        28,488     24,359     21,216
Add: Fixed charges                            146,293         68,896        93,481     73,593     69,867
Less: Interest capitalized                       (308)          (271)         (579)      (665)      (376)
                                           --------------------------------------------------------------
Earnings                                      206,640         97,218       121,390     97,287     90,707
                                           ==============================================================
Fixed charges:
Interest on deposits                           98,581         47,967        63,325     55,794     53,004
Interest on borrowed funds                     46,635         20,664        29,896     17,573     16,690
Rent expense                                    1,077            265           260        226        173
                                           --------------------------------------------------------------
Fixed charges                                 146,293         68,896        93,481     73,593     69,867
                                           ==============================================================
Ratio of earnings to fixed charges
  inclusive of interest on deposits              1.41           1.41          1.30       1.32       1.30
                                           ==============================================================
Exclusive of interest on deposits:
Earnings:
Pre-tax income                                 60,655         28,593        28,488     24,359     21,216
Add: Fixed charges                             47,712         20,929        30,156     17,799     16,863
         Loss on equity investments                 -              -             -          -          -
Less: Interest capitalized                       (308)          (271)         (579)      (665)      (376)
                                           --------------------------------------------------------------
Earnings                                      108,059         49,251        58,065     41,493     37,703
                                           ==============================================================
Fixed charges:
Interest on deposits                                -              -             -          -          -
Interest on borrowed funds                     46,635         20,664        29,896     17,573     16,690
Rent expense                                    1,077            265           260        226        173
                                           --------------------------------------------------------------
Fixed charges                                  47,712         20,929        30,156     17,799     16,863
                                           ==============================================================
Ratio of earnings to fixed charges
  exclusive of interest on deposits              2.26           2.35          1.93       2.33       2.24
                                           ==============================================================

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(1)  Excludes the impact of the special SAIF assessment.